EXHIBIT 15

August 9, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: The Hertz Corporation Registration Statements on Form S-3 (Files No. 333-109955 and 333-57138) and on Form S-8 (File Nos. 333-32543, 333-60311, 333-80457 and 333-32868).

Commissioners:

We are aware that our report dated August 4, 2004, on our review of interim financial information of The Hertz Corporation and its subsidiaries (the “Company”) for the three and six month periods ended June 30, 2004 and June 30, 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 is incorporated by reference in the above referenced Registration Statements.

Very truly yours,

PricewaterhouseCoopers LLP
Florham Park, New Jersey